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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

   CAMPBELL, WILLIAM G.
   660 Hembree Parkway
   Suite 106
   Roswell, GA  30076

2. Date of Event Requiring Statement (Month/Day/Year)
   May 31, 2000

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   FIRST HORIZON PHARMACEUTICAL CORPORATION
   FHRX

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Controller

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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No securities owned.                       |                      |                |                                               |
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

 Table II -- Derivative Securities Beneficially Owned

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
1. Title of Derivative  |2. Date Exer-      |3. Title and Amount    |          |4. Conver- |5. Owner-    |6. Nature of Indirect    |
   Security             |   cisable and     |   of Underlying       |          |sion or    |ship         |   Beneficial Ownership  |
                        |   Expiration      |   Securities          |          |exercise   |Form of      |                         |
                        |   Date(Month/     |-----------------------|----------|price of   |Deriv-       |                         |
                        |   Day/Year)       |                       |Amount    |deri-      |ative        |                         |
                        | Date    | Expira- |                       |or        |vative     |Security:    |                         |
                        | Exer-   | tion    |         Title         |Number of |Security   |Direct(D) or |                         |
                        | cisable | Date    |                       |Shares    |           |Indirect(I)  |                         |
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Incentive Stock Option  |(1)      |9-1-09   |Common Stock           |20,000    |$1.88      |D            |                         |
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

Explanation of Responses:

(1) Option vests in 25% increments beginning on the grant date (9-1-99) and 25% per year on the next 3 anniversaries thereof.

SIGNATURE OF REPORTING PERSON
WILLIAM G. CAMPBELL
DATE
May 31, 2000